EXHIBIT 3.1.11

In the Office of the
Secretary of State of Texas

DEC 23 2003
Corporations Section

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF
SCI ENCLOSURES (DENTON), INC.

Pursuant to Article 4.04 of the Texas Business Corporation Act, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Article of Incorporation.

FIRST:    The name of the corporation is SCI Enclosures (Denton), Inc. The filing number issued to the corporation by the Secretary of State is 163098900.

SECOND:               The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on the date hereof, in the manner prescribed by the Texas Business Corporation Act:

“ RESOLVED, that the Articles of Incorporation of SCI Enclosures (Denton), Inc., be, and the same hereby is, amended by changing the name of the corporation from SCI Enclosures (Denton), Inc., to Sanmina-SCI Systems Enclosures (Denton) Inc.”;

THIRD:                  The date of the adoption of the amendment by the shareholders of the corporation is December 12, 2003.

FOURTH:              The amendment has been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

FIFTH:                   These articles will be effective upon its filing with the Secretary of State of the State of Texas.

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

DATED this 12th day of December, 2003.

SCI ENCLOSURES (DENTON), INC.

By:	/s/ Steven H. Jackman
Steven H. Jackman
Secretary